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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                       JANUARY 7, 1997 (JANUARY 2, 1997)
                       ---------------------------------
                Date of Report (Date of earliest event reported)

                                 RENT-WAY, INC.
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             (Exact name of registrant as specified in its charter)

        PENNSYLVANIA                  000-22026                  25-1407782
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(State or other jurisdiction   (Commission File Number)        (IRS Employer
       of corporation)                                       Identification No.)


3230 WEST LAKE ROAD, ERIE, PENNSYLVANIA                          16505
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(Address of principal executive offices)                       Zip Code

Registrant's telephone number, including area code:  (814) 836-0618
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                                 RENT-WAY, INC.

                                 8-K, Continued

ITEM 5.    Other Events
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The registrant issued the following press release on January 6, 1997:

RENT-WAY COMPLETES 15-STORE CHAIN ACQUISITION

ANNUAL REVENUES INCREASE TO A RUNNING RATE OF $69 MILLION

Erie, PA, January 6, 1997 -- Rent-Way, Inc. (NASDAQ-RWAY) today announced that it completed the acquisition of Bill Coleman T.V., Inc., a privately-owned 15-store rental-purchase chain in Michigan with annual revenues of approximately $7.5 million. The purchase price was approximately $6.7 million.

"The integration of these stores should progress quickly and smoothly, positively affecting our revenue growth immediately," stated William E. Morgenstern, President of Rent-Way," With these new stores, Rent-Way's revenue stream will increase to a running rate of $5.8 million monthly, or approximately $69 million annually." Based on current corporate staffing, the Company does not expect to add any personnel to accommodate the new acquisition.

"As a result of Coleman making a significant investment in its rental merchandise over the past year, these stores are in particularly good condition, and the revenue stream is backed by a strong, loyal customer base," continued Mr. Morgenstern.

Rent-Way has tripled its operations in Michigan, from seven to twenty-two stores. The Company's growth strategy encompasses the clustering of stores in markets to increase market penetration and to take advantage of economies of scale.

Rent-Way currently operates a chain of 123 rental-purchase stores located in Delaware, Florida, Illinois, Indiana, Maryland, Michigan, New Jersey, New York, Ohio, Pennsylvania, Virginia and Washington, D.C. The Company rents brand name durable household products such as home entertainment equipment, furniture, and major appliances on a week-to-week or month-to-month basis under full service rental-purchase agreements.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                   RENT-WAY, INC.
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                                                    (Registrant)


Date                                        /s/  JEFFREY A. CONWAY
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                                                    (Signature)
                                                 JEFFREY A. CONWAY
                                              CHIEF FINANCIAL OFFICER

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